EXHIBIT 10(m)

 Bank of America, N.A.

                                 TERM NOTE

 Date May 30, 2000        [X] New   [_] Renewal       Amount $2,000,000.00

                     Initial Maturity Date June 30, 2005


 Bank:                                 Borrower:

 Bank of America, N.A.                 PMC Acquisition, Inc. dba ABCO
 Banking Center: Dallas                Industries
 901 Main Street, 7th Floor            2819 Walnut Hill Lane
 Dallas, Dallas County, Texas 75202    Dallas, Dallas County, Texas 75229

 (Street address including county)     (Name and street address, including
                                       county)


 FOR VALUE RECEIVED, the undersigned Borrower unconditionally (and jointly and severally, if more than one) promises to pay to the order of Bank, its successors and assigns, without setoff, at Bank's offices identified above or at any other place Bank designates, the principal amount of TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) (or so much thereof as may have been advanced), in immediately available funds, together with interest computed daily on the outstanding principal balance at an annual interest rate, and in accordance with the payment schedule, indicated below.

 1.   Borrowings, Rate, and Payment of Interest.

      A. Procedure for Borrowing. The loan shall be made in a single advance by Bank to Borrower in the amount specified by Borrower not to exceed Two Million Dollars ($2,000,000). Whenever Borrower desires the advance hereunder, Borrower shall give Bank notice in a form acceptable to Bank (a "Borrowing Request") specifying (a) the date (which shall be a Business Day if the entire borrowing is to accrue interest at the Prime Rate or a Eurodollar Business Day if any portion of the advance is to bear interest at the Eurodollar Rate) of the proposed borrowing, (b) the amount to be borrowed, (c) the portion of the borrowing constituting a Prime Rate Loan and/or a Eurodollar Loan (which Eurodollar Loan may only be in Incremental Portions), and (d) if any portion of the proposed borrowing constitutes a Eurodollar Loan, the initial Eurodollar Interest Period selected by Borrower (thirty days, sixty days , or ninety days). Such notice shall be given by 10 a.m. (Dallas, Texas time) on the date of the proposed borrowing if the entire borrowing is to accrue interest at the Prime Rate, and by 10 a.m. (Dallas, Texas time) two (2) Business Days prior to the date of the proposed borrowing if any portion of the advance is to bear interest at the Eurodollar Rate. The notice required may be given telephonically by Borrower to Bank, but upon giving such telephonic notice Borrower shall immediately thereafter provide Bank with the written notice required herein. All notices given under this Section shall be irrevocable. Not later than 12 noon (Dallas, Texas time) on the date of the proposed borrowing and upon fulfillment of all other conditions required by this Note, Bank will make the advance available to Borrower by crediting the amount thereof to Borrower's account with Bank or otherwise disbursing it as Borrower shall request in writing.

      B. Prime Rate Loans. Borrower agrees to pay interest (calculated on the basis of the actual days elapsed in a year consisting of 360 days) with respect to the unpaid principal amount of each Prime Rate Loan from the date the proceeds thereof are made available to Borrower or are converted by Borrower from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a varying rate per annum equal to the lesser of (i) the Maximum Rate or (ii) the Prime Rate. The interest in respect of a Prime Rate Loan shall be payable on the last day of each Prime Rate Interest Period.

      C. Eurodollar Loans. Borrower agrees to pay interest (calculated on the basis of actual days elapsed in a year consisting of 360 days) with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower or are converted by Borrower from a Prime Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Maximum Rate or (ii) the Eurodollar Rate applicable to such Eurodollar Loan. Subject to the provisions of this Note as to prepayment, interest with respect to each Eurodollar Loan shall be payable on the last day of each Eurodollar Interest Period. Subject to the provisions of this Note as to prepayment, the principal of each Eurodollar Loan shall be paid or renewed on the last day of each applicable Eurodollar Interest Period or shall automatically be converted to a Prime Rate Loan on the last day of such Eurodollar Interest Period as hereinafter provided. If no default exists hereunder and Borrower desires to renew such Eurodollar Loan and the amount thereof is at least an Incremental Portion, Borrower shall deliver a notice and designate whether the Eurodollar Interest Period to commence on the expiration date of the prior Eurodollar Interest Period shall be a thirty day, sixty day, or ninety day period. If Bank has not received timely permissible notice of designation of such Eurodollar Interest Period as herein provided, Borrower shall be deemed to have elected to convert such maturing Eurodollar Loan to a Prime Rate Loan.

      D.   Interest Rate Determination.   Bank shall determine each  interest
 rate applicable hereunder and shall give prompt notice (which need not be in writing) to Borrower of each rate of interest so determined.

      E.   Conversion Option:    Prime  Rate  Loans  to  Eurodollar  Loans.
 Borrower may convert a Prime Rate Loan (or an Incremental Portion thereof) to Eurodollar Loans by giving Bank irrevocable written notice of such election at least two (2) Eurodollar Business Days prior to the proposed conversion date. The notice of conversion to a Eurodollar Loan shall include (1) the amount of the Prime Rate Loan to be converted (which must be converted in Incremental Portions), and (2) the duration of the Eurodollar Interest Period selected (thirty days, sixty days, or ninety days). If no default exists hereunder, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Eurodollar Business Day, on the next succeeding Eurodollar Business Day, but if a default exists hereunder, no conversion may occur. Notwithstanding the foregoing, Borrower shall maintain a sufficient portion of the unpaid principal balance hereof as a Prime Rate Loan so that Borrower will not be required to prepay any Eurodollar Loan in making the principal payments when due hereunder.

      F. Conversion Option: Eurodollar Loans to Prime Rate Loans. Borrower may convert all or any part of its Eurodollar Loans (so long as the portion not converted is an Incremental Portion) to a Prime Rate Loan by giving Bank irrevocable written notice of such election prior to 10 a.m. (Dallas, Texas time) on the conversion date, if such conversion date is the last day of a Eurodollar Interest Period with respect thereto, or at least two (2) Eurodollar Business Days prior written notice if the conversion date is a day other than the last day of the Eurodollar Interest Period with respect thereto. Such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. A conversion of a Eurodollar Loan to a Prime Rate Loan on a day other than the last day of the Eurodollar Interest Period for the Eurodollar Loan in question shall constitute a prepayment which may require the payment of the breakage fee described in Section 6 of Schedule II attached hereto. All conversion notices given hereunder shall be irrevocable.

      G. Prepayment of Loans. Borrower may at any time and from time to time prepay any Prime Rate Loan, in whole or in part without premium or penalty. Borrower may at any time and from time to time prepay any Eurodollar Loan in whole or in part, without premium or penalty except as provided in Section 6 of Schedule II, provided that Borrower first complies with the conditions hereinafter set forth. Borrower shall give Bank at least two (2) Eurodollar Business Days prior written notice of (i) its intent to prepay a Eurodollar Loan, (ii) the amount of principal which will be prepaid, and (iii) the date on which the prepayment will be made. Each prepayment of principal of a Eurodollar Loan shall be in a minimum amount of $100,000 (or the aggregate principal amount outstanding, if less) plus accrued interest thereon to the date of prepayment. Borrower may also be required to pay Bank the breakage fee described in Section 6 of Schedule II attached hereto because such payment is made on a date other than the last day of the applicable Eurodollar Interest Period.

      H. Schedules I and II. Reference is made to Schedule I attached hereto for definitions applicable to the interest pricing options hereunder and to Schedule II attached hereto for special provisions relating to Eurodollar Loans.

      I. Loan Documents. As used herein, the term "Loan Documents" means this Note, the Deed of Trust, the Security Agreement, the Guaranty, and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with the loan evidenced by this Note.

 Notwithstanding any provision of this Note or any other agreement or commitment between Borrower and Bank, whether written or oral, express or implied, Bank shall never be entitled to charge, receive, or collect, nor shall amounts received hereunder be credited so that Bank shall be paid, as interest a sum greater than interest at the Maximum Rate. It is the intention of the parties that the Note, and all instruments securing the payment of the Note or executed or delivered in connection therewith, shall comply with applicable law. If Bank ever contracts for, charges, receives or collects anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity of the Note, prepayment of the Note, delay in advancing proceeds of the Note, or any other event, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance of the Note or any other indebtedness owed to Bank by Borrower, and if the Note and such other indebtedness are paid in full, any remaining excess shall be paid to Borrower. In determining whether the interest exceeds interest at the Maximum Rate, the total amount of interest shall be spread, prorated and amortized throughout the entire term of the Note until its payment in full. The term "Maximum Rate" as used in this Note means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby.

 To the extent, if any, that Chapter 303 of the Texas Finance Code, as amended, (the "Act") is relevant to the Bank for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the "weekly ceiling" from time to time in effect, as referred to and defined in '303.001-303.016 of the Act; subject, however, to any right the Bank subsequently may have under applicable law to change the method of determining the Maximum Rate.

 2. Accrual Method. Except when interest is calculated with reference to the Maximum Rate, interest will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder). Interest calculated at the Maximum Rate shall be calculated on the actual days elapsed and a year of 365 or, if appropriate, 366 days.

 3. Note Term and Payment Schedule. Principal is due in nineteen (19) quarterly installments of $100,000, the first such installment being due on June 30, 2000, and subsequent installments being due on the last day of each September, December, March, and June thereafter until June 30, 2005, on which day the twentieth (20th) installment of the entire remaining unpaid principal balance shall be due and payable. Total or partial prepayments may be made at any time (subject to any charges elsewhere provided herein).
  If Borrower is in default under this Note or any of the Loan Documents, Bank may demand payment of the balance outstanding under this Note in full immediately.

 All payments will be applied first to any expense or charge due under this Note or any other Loan Document or any other documents executed in connection with this Note, then to interest due and payable; and then to principal, or in such other order as Bank determines, at its option.

 4. No Revolving Feature. Borrowing hereunder may occur only in one advance, and any principal sum repaid by Borrower may not be thereafter re-borrowed. Bank and Borrower expressly agree that Chapter 346 ("Chapter 346") of the Texas Finance Code shall not apply to this Note or to any advances under this Note and that neither this Note or any such advances shall be governed by or subject to the provisions of Chapter 346 in any manner whatsoever.

 5. Automatic Payment. Borrower has elected to authorize Bank to effect payment of sums due under this Note by means of debiting Borrower's account number 1252079666. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Bank fails to debit the account.

 6.   Delinquency Charge.   To  the extent  permitted by  law, a  delinquency
 charge will be imposed in an amount not to exceed four percent (4%) of any payment that is more than fifteen days late.

 7. Waivers, Consents and Covenants. Borrower, and any endorser or any other party to this Note jointly and severally: (a) waive presentment, demand, protest, and any notice required to be given under the law in connection with the delivery, acceptance, performance, default or enforcement of this Note; (b) consent to all delays, extensions, renewals or other modifications of this Note or the other Loan Documents, or waivers of any provisions of the Note or the other Loan Documents, or Bank's release or discharge of any such party, or release, substitution or exchange of any security for the payment of this Note, or Bank's failure to act, or any indulgence shown by Bank and agree that no such action, failure to act or failure to exercise any right or remedy by Bank shall in any way affect the obligations of any such party or be construed as a waiver by Bank of, or otherwise affect, any of Bank's rights under this Note, or under any of the other Loan Documents; and (c) agree to pay, on demand, all costs and expenses of collection or defense of this and/or the enforcement or defense of Bank's rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney's fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by an arbitrator or court as appropriate.

 8.   Events of Default.   The  following are  events of  default under  this
 Note: (a) the failure of Borrower, any endorser or guarantor of this Note, or any other party executing a Loan Document that supports the loan evidenced by this Note (individually an "Obligor" and collectively "Obligors") to pay or perform any obligation, liability or indebtedness owed to Bank, or to any affiliate of Bank of America Corporation, under this Note, any other Loan Document, or any other agreement between Borrower and Bank or such affiliate, as and when due (whether upon demand, at maturity or by acceleration); (b) the failure of any Obligor to pay or perform any other obligation, liability or indebtedness owed to any other party; (c) the death of any Obligor (if an individual); (d) the resignation or withdrawal of any partner or a material owner/guarantor of Borrower, as determined by Bank in its sole discretion; (e) the commencement of a proceeding against any

 Obligor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Obligor or the merger or consolidation of any Obligor with or into another entity; (f) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Obligor; (g) the determination by Bank that any representation or warranty made to it by any Obligor in any Loan Document, any other agreement between Borrower and Bank, or otherwise is or was, when it was made, untrue or materially misleading;
 (h) the failure of any Obligor to timely deliver such financial statements, including tax returns, other statements of condition or other information, as Bank shall request from time to time; (i) the entry of a judgment against any Obligor which Bank in its sole discretion deems material in nature; (j) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of any Obligor; (k) the determination by Bank that it is insecure for any reason;
 (l) the determination by Bank that a material adverse change has occurred in the financial condition of any Obligor; (m) the failure of Borrower's business to comply with any law or regulation controlling its operation; (n) the occurrence of any default under any other Loan Document; or (o) the occurrence of any default under the Peerless Loan Documents. As used herein, the term "Peerless Loan Documents" means the Eighth Amended and Restated Loan Agreement between Peerless Mfg. Co. ("Peerless") dated as of December 12, 1999, as amended by that certain Amendment A to Eighth Amended and Restated Loan Agreement dated as of February 25, 2000 between Peerless and Bank, as further amended by that certain Amendment B to Eighth Amended and Restated Loan Agreement of even date herewith between Peerless and Bank (as so amended, the "Peerless Loan Agreement"), any and all promissory notes executed by Peerless in favor of Bank pursuant to the Peerless Loan Agreement, each application for issuance of a Letter of Credit (as defined in the Peerless Loan Agreement), and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Peerless, any guarantor or third party in connection with the Peerless Loan Agreement.

 9. Remedies upon Default. Whenever there is a default under this Note (a) the entire balance outstanding under this Note and all other obligations of any Obligor to Bank shall, at the option of Bank, become immediately due and payable, and/or (b) to the extent permitted by law, the rate of interest on the unpaid principal shall be increased at Bank's discretion up to the maximum rate allowed by law, or if none, 25% per annum (the applicable rate being the "Default Rate"). Imposition of a Default Rate shall not extend the time for any payment on this Note. At Bank's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of this Note or any installment thereof, be deemed to be a part of the principal balance, and, to the extent such would not cause the interest hereunder to exceed the Maximum Rate, interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Whenever there is a default under this Note, Bank is authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (and against any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), which come into the possession or custody or under the control of Bank or any of its agents, affiliates or correspondents, any and all obligations due under this Note. Additionally, Bank shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

 10. Non-Waiver. Bank's failure to exercise any option or any other right under this Note is not a waiver of that right or option and will not bar Bank's exercise of any options or rights at a later date. All rights and remedies of Bank are cumulative and may be pursued singly, successively or together, at Bank's option. Bank's acceptance of any partial payment is not a waiver of any default or of any of Bank's rights under this Note. Any waiver of Bank's rights and any modification of this Note must be in writing and duly signed on behalf of Bank; any such waiver shall apply only to the specific instance involved, and will not impair the rights of Bank or the obligations of Obligors to Bank in any other respect or at any other time.

 11. Applicable Law, Venue and Jurisdiction. Borrower agrees that this Note shall be deemed to have been made in the State of Texas at Bank's address indicated at the beginning of this Note and shall be governed by, and construed in accordance with, the laws of the State of Texas and is performable in the City and County of Texas indicated at the beginning of this Note. In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note or any other Loan Document, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas. Nothing contained herein shall, however, prevent Bank from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

 12. Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note and the invalidity or unenforceability of any provision of this Note to any person or circumstance shall not affect the enforceability or validity of such provision to any other persons or circumstances.

 13. Binding Effect. This Note shall be binding upon and inure to the benefit of Borrower, Obligors and Bank and their respective successors, assigns, heirs and personal representatives, but no obligations of Borrower or Obligors hereunder can be assigned without prior written consent of Bank.

 14. Controlling Document. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with that issue.

 15. Collateral. This Note is secured the liens and security interests granted in, and is entitled to the benefits of, (a) that certain Deed of Trust (with Security Agreement, Assignment of Rents and Leases and Financing Statement) of even date herewith executed by Borrower to Michael F. Hord, Trustee for the benefit of Bank (the "Deed of Trust"), (b) that certain Security Agreement of even date herewith executed by Borrower to Bank. Further, this Note is guaranteed pursuant to, and is entitled to the benefits of, that certain the Unconditional Guaranty of Peerless Mfg. Co. of even date herewith (the "Guaranty").

 16. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS NOTE APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

      A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF ANY BORROWER'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

      B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

 Borrower represents to Bank that the proceeds of this loan are to be used primarily for business, commercial or agricultural purposes. Borrower acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note and hereby executes this Note under seal as of the date here above written.

 NOTICE OF  FINAL AGREEMENT.   THIS  WRITTEN PROMISSORY  NOTE REPRESENTS  THE
 FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


 BANK:  BANK OF AMERICA, N.A.            BORROWER: PMC ACQUISITION, INC
                                         dba ABCO INDUSTRIES

 By:                                By:
       Larry Holden,                                         Name:
       Senior Vice President
                                    Title:

                                 SCHEDULE I

                     INTEREST RATE PRICING DEFINITIONS


      The definitions set forth on this Schedule I are those which relate solely to the interest rate pricing options under the Note.

      "Business Day" means the normal banking hours during any day (other than Saturdays or Sundays or legal holidays) that banks are legally open for business in Dallas, Texas.

      "Eurocurrency Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the
 Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Requirement.

      "Eurodollar Business Day" means a Business Day on which dealings in U.S. Dollar deposits are carried on in the Eurodollar market.

      "Eurodollar Interest  Period" means,  with  respect to  any  Eurodollar
 Loan:

      (a) initially, the period commencing on the date such Eurodollar Loan is made and ending on the numerically corresponding day in the calendar month that is thirty days, sixty days, or ninety days thereafter, as selected by Borrower, and

      (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending thirty days, sixty days, or ninety days thereafter, as selected by Borrower;

 provided, however, that (A) if any Eurodollar Interest Period would otherwise expire on a day that is not a Eurodollar Business Day, such Interest Period shall expire on the next succeeding Eurodollar Business Day, and (B) any Eurodollar Interest Period that commences on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Eurodollar Interest Period) shall end on the last Eurodollar Business Day of the last calendar month of such Eurodollar Interest Period, and (C) any Eurodollar Interest Period that would otherwise expire after the Maturity Date shall end on the Maturity Date.

      "Eurodollar Loan" means each portion of the unpaid principal balance that bears interest at a Eurodollar Rate.

      "Eurodollar Margin" means two and one-half percent (2.5%) per annum.

      "Eurodollar Rate" means, with respect to each Eurodollar Loan, a rate per annum (rounded upward, if necessary, to the nearest 1/10 of 1%) determined by Bank as follows:

           Interbank Market Rate              +    Eurodollar Margin

        1 - Eurocurrency Reserve Requirement

      "Interbank Market Rate" means, for any Eurodollar Loan for any Eurodollar Interest Period therefor, the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 .a.m., London time, two (2) Eurodollar Business Days prior to the first day of such Eurodollar Interest Period, for a term comparable to such Eurodollar Interest Period. If for any reason such rate is not available, the term "Interbank Market Rate" shall mean, for any Eurodollar Loan for any Eurodollar Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two (2) Eurodollar Business Days prior to the first day of such Eurodollar Interest Period for a term comparable to such Eurodollar Interest Period; provided however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100th of 1%).

      "Incremental Portion" means any amount which is $100,000 or amounts in excess thereof in integral multiples of $100,000.

      "Interest Period" means any Prime Rate Interest Period or Eurodollar Interest Period, as is applicable.

      "Prime Rate" means the variable rate of interest per annum established from time to time by Bank as its Prime Rate (which rate of interest may or may not be the lowest rate or best charged by Bank on similar loans, and Bank may make various commercial or other loans at rates of interest having no relationship to such rate). Each change in the Prime Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Prime Rate.

      "Prime Rate Interest Period" means, with respect to any Prime Rate Loan, the period ending on the last day of each calendar quarter, provided, however, that (i) if any Prime Rate Interest Period would end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, and (ii) if any Prime Rate Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.

      "Prime Rate Loan" means that portion of the unpaid principal balance that bears interest at the Prime Rate.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

                            SCHEDULE II

          SPECIAL PROVISIONS RELATING TO EURODOLLAR LOANS


      The following provisions shall apply to all Eurodollar Loans under this Note.

      1.   Increased Cost and Reduced Return.

           (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

                (i) shall subject Bank to any tax, duty, or other charge with respect to any Eurodollar Loan, the Note, or Bank's obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to Bank under this Note in respect of any Eurodollar Loan (other than taxes imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office or its applicable lending office);

                (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurocurrencies Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Bank, including the commitment of Bank hereunder; or

                (iii) shall impose on Bank or on the London interbank market any other condition affecting this Note or any of such extensions of credit or liabilities or commitments;

 and the result of any of the foregoing is to increase the cost to Bank of making, converting into, continuing, or maintaining any Eurodollar Loan or to reduce any sum received or receivable by Bank under this Note with respect to any Eurodollar Loan, then Borrower shall pay to Bank on demand such amount or amounts as will compensate Bank for such increased cost or reduction. If Bank requests compensation by Borrower under this Section 1, Borrower may, by notice to Bank, suspend the obligation of Bank to make or continue Eurodollar Loans or to convert all or an Incremental Portion of a Prime Rate Loan into Eurodollar Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4 shall be applicable); provided that such suspension shall not affect the right of Bank to receive the compensation so requested.

           (b) If, after the date hereof, Bank shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of Bank or any corporation controlling Bank as a consequence of Bank's obligations hereunder to a level below that which Bank or corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.


           (c) Bank shall promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Bank to compensation pursuant to this Section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Bank, be otherwise disadvantageous to it. Bank shall furnish to Borrower a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

           (d) The obligations of Borrower under this Section 1 shall survive payment in full of the Note.

      2. Limitation on Eurodollar Loans. If on or prior to the first day of any Eurodollar Interest Period for any Eurodollar Loan:

           (a) Bank determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Interest Period; or

           (b) Bank determines (which determination shall be conclusive) that the Eurodollar Rate will not adequately and fairly reflect the cost to the Banks of funding Eurodollar Loans for such Eurodollar Interest Period;

 then Bank shall give Borrower prompt notice thereof specifying the relevant amounts or periods as is applicable, and so long as such condition remains in effect, Bank shall be under no obligation to make additional Eurodollar Loans, continue Eurodollar Loans, or to convert the Prime Rate Loan into Eurodollar Loans, and Borrower shall, on the last day(s) of the then current Eurodollar Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or convert such Eurodollar Loans into a Prime Rate Loan in accordance with the terms of this Note.

      3. Illegality. Notwithstanding any other provision of this Note, in the event that it becomes unlawful for Bank or maintain, or fund Eurodollar Loans hereunder, then Bank shall, promptly notify Borrower thereof and Bank's obligation to make or continue Eurodollar Loans and to convert any portion of the Prime Rate Loan into Eurodollar Loans shall be suspended until such time as Bank may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 4 shall be applicable).

      4. Treatment of Affected Loans. If the obligation of Bank to make Eurodollar Loans or to continue Eurodollar Loans or to convert any portion of the Prime Rate Loan into Eurodollar Loans shall be suspended pursuant to
 Section 1 or Section 3 hereof (the "Affected Loans"), the Affected Loans shall be automatically converted into a Prime Rate Loan on the last day(s) of the then current Eurodollar Interest Period(s) for Affected Loans (or, in the case of a conversion required by Section 3 hereof, on such earlier date as Bank may specify to Borrower) and, unless and until Bank gives notice as provided below that the circumstances specified in Section 1 or Section 3 hereof that gave rise to such conversion no longer exist:

           (a) to the extent that the Affected Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to the Affected Loans shall be applied instead to Prime Rate Loans; and

           (b) all Loans that would otherwise be made or continued by Bank as Eurodollar Loans shall be made or continued instead as a Prime Rate Loan, and all Loans of Bank that would otherwise be converted into Eurodollar Loans shall be converted instead into (or shall remain as) a Prime Rate Loan.

      5.   Taxes.

           (a) Any and all payments by Borrower to or for the account of Bank hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Bank taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Bank (or its applicable lending office) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Note or any other Loan Document to Bank (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5) Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing payment thereof.

           (b) In addition, Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Note or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Note or any other Loan Document (hereinafter referred to as "Other Taxes").

           (c) The Borrower agrees to indemnify Bank for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this
 Section 5) paid by Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

           (d) If the Borrower is required to pay additional amounts to or for the account of Bank pursuant to this Section 5, then Bank will agree to use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of Bank, is not otherwise disadvantageous to Bank.

           (e) Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing such payment.

           (f) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5 shall survive the payment in full of the Note.

      6. Compensation. Upon the request of Bank, Borrower shall pay to Bank such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

           (a) any payment, prepayment, or conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans) on a date other than the last day of the Eurodollar Interest Period for such Eurodollar Loan; or

            (b) any failure by Borrower for any reason to borrow, convert, continue, or prepay a Eurodollar Loan on the date for such borrowing, conversion, continuation, or prepayment specified in the relevant notice of borrowing, prepayment, continuation, or conversion under this Note.